Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
of Infosmart Group, Inc.

We consent to the incorporation by reference in this Registration Statement No. 333-137362 on Post-Effective Amendment No. 1 to Form SB-2 of Infosmart Group, Inc. (as successor to Infosmart Group Limited and Subsidiaries) of our report dated March 23, 2007 on our audit of the consolidated financial statements of Infosmart Group, Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the years then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China

April 20, 2007